UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Laidlaw International, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	98-0390488

(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

55 Shuman Boulevard, Suite 400 Naperville, Illinois	60563

(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

Securities Act registration statement file number to which this form relates:	None

(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Common stock, par value $0.01 per share	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None	None

(Title of Class)	(Name of Exchange)

Item 1. Description of Registrant’s Securities to be Registered

     The New York Stock Exchange has accepted the Registrant’s Common Stock, par value $0.01 per share, for listing. For a description of the securities to be registered hereunder, reference is made to the information set forth in Item 5 of the Registrant’s Current Report on Form 8-K (the “8-K”), filed on July 9, 2003, under the heading “Description of Capital Stock,” which information is hereby incorporated herein by reference.

     In addition to the information provided in the 8-K:

•	Each holder of Common Stock in entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting. The Registrant’s Certificate of Incorporation requires the affirmative vote of at least two-thirds of the outstanding stock of the Registrant of any class or series entitled to vote generally in the election of the directors of the Board in order to amend or repeal certain sections of the Registrant’s Bylaws and its Certificate of Incorporation. At each annual meeting of the stockholders, the successors to the class of Directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting. All other stockholder actions require the affirmative vote of the holders of a majority of the stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter and which has actually been voted.

•	The Registrant’s Board of Directors is divided into three classes of directors. Each class consists, as nearly as may be possible, of one-third of the total number of such directors. At each annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term.

Item 2. Exhibits

     None

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

LAIDLAW INTERNATIONAL, INC.

Date:	February 3, 2004	By:	/s/ Douglas A. Carty
		Name: Title:	Douglas A. Carty Senior Vice President and Chief Financial Officer

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